November 4, 2014

Thomas Casey
512 Terrell Road
San Antonio, TX 78209

Dear Thomas:

It is my pleasure, on behalf of KCI USA, Inc. ("KCI" or the "Company"), to present you with the following offer of employment for the position of Executive Vice President, Chief Financial Officer based out of our San Antonio, Texas office. You will be reporting to Joe Woody, President and Chief Executive Officer and your start date is currently November 11, 2014. Please note that this offer is contingent upon successful completion of our screening process, which includes, but may not be limited to, background and reference checks, drug screening and verification of your eligibility to work in the United States.

Below is an outline of the compensation package designed for you, as well as a summary of selected benefits.

Annual Compensation

Base Salary: You will be paid a bi weekly base salary of $23,076.93 every other Friday, which equates to $600,000 annually. Your employment status will be classified as a regular, full-time exempt employee.

Signing Bonus
As additional consideration for joining the Company, you will receive a one-time bonus of $100,000 minus required withholdings. This bonus is payable 30 days following your start date with the Company. Should you voluntarily resign your position within one- year of your start date, you will be required to reimburse the Company the amount of your Signing Bonus.

Annual Incentive Bonus Plan: As an Executive Vice President, Chief Financial Officer, you are eligible to participate in the Annual Incentive Bonus (AIB) program. This AIB Plan is intended to be an incentive to eligible employees and is designed to pay a bonus when specific Company and individual performance results are achieved, as agreed upon by the senior management team, resulting in potential payouts above or below target. This is a calendar year plan and participation and payouts in the AIB Plan will be prorated based on your start date. Please note, only employees hired prior to October 1st of a fiscal year will be eligible to participate in the AIB Plan on a prorated basis. Therefore, those hired on or after October 1st will only be eligible for the upcoming fiscal year plan. Your participation in the AIB plan will otherwise be subject to all of the terms and conditions of the AIB Plan and can change without notice. Your annual target is 80% of annual salary.

Executive Equity Incentive Plan:
Your position is eligible for participation in the Executive Equity Incentive Plan maintained by KCI’s parent, Chiron Guernsey Holdings L.P. Inc. You will be recommended for a long term incentive award in the form of 2,000,000 Profits Interest Units (“PIUs”), subject to vesting conditions described therein. These PIUs are issued by Chiron Guernsey Holdings L.P. Inc., the private equity partnership that owns KCI. As discussed with you, the PIUs represent a participation in the appreciation of the value of the partnership over time. The PIUs, when issued, will have a base distribution threshold based on the value per Class A unit of the partnership on the date of grant (similar to an option exercise price). As such, the PIUs will have no value on the date of grant but will, over time, increase in potential value if the partnership increases in value. 50% of the Profits Interest Units will be time vesting units, with 25% of the time vesting units to cliff vest on the first anniversary of grant and the remaining 75% to vest ratably on a quarterly basis over 36 months; and 50% of the Profits Interest Units will vest based on achievement of certain investment milestones for the parent company. More information on the PIU award will be provided to you separately upon approval of your grant by the compensation committee.

Vacation
Time away, for your grade, is a self-managed program offering Team Members significant flexibility in managing personal time off. With this approach, vacation days are not allotted, tracked or banked and as such, scheduling time off need only be coordinated with your direct supervisor. The program is subject to state laws which may have different requirements. Your Human Resources representative can provide more details.

Retention Agreement
Your position will also be eligible for a retention agreement which generally provides that in the event your employment is terminated by KCI other than for “Cause” (as that term is defined in the retention agreement), you will receive a severance payment equal to one years’ base salary and one years’ bonus, plus up to 12 months reimbursement for COBRA premium payments. Such severance payment would be conditioned upon entry into a separation agreement providing for non-compete, non-solicitation, non-disclosure and other standard provisions.

Additional Benefits
You are eligible to participate in most benefits plans as of your date of hire. For employees of both KCI and LifeCell, this includes KCI's sponsored health plans, flexible spending accounts and supplemental life insurance plans. In addition, KCI provides short and long-term disability coverage, basic life insurance coverage and an Employee Assistance Program at no cost to you.

After completing 30 days of full time employment and meeting all eligibility requirements, you will automatically be enrolled in the pre-tax 401(k) Plan at 3% of your base pay. This plan provides a $1 for $1 match, up to the first 6%, with an annual limit of $8,000.

You are also eligible for $5,000 annual reimbursement for Financial Planning and Tax services.

You will also have the opportunity to take advantage of additional programs, details of which will be provided to you via your Human Resource Department.

Agreements
By virtue of your new role, it will be necessary for you to sign several agreements as a condition of your employment, including but not limited to the following:

Arbitration Policy Statement, Non-Compete Agreement, Confidentiality Agreement, Invention Assignment Agreement, and completion of a Form I-9 establishing your eligibility to work in the United States under the federal Immigration Reform and Control Act. The agreements listed above will be provided for your review and signature. These agreements must be completed and submitted prior to beginning employment.

Thomas, these are exciting times at KCI and we are looking forward to your contributions as we grow.

However, we recognize you retain the option, as does KCI, of ending your employment with KCI at any time, with or without notice and with or without cause. As such, your employment with KCI is considered at-will and neither this letter, nor any other oral or written representations may be considered a contract for employment with KCI for any specific period of time.

This letter serves to establish the entirety of your employment relationship with KCI and its subsidiaries, and supersedes any previous understanding that may have been implied or expressed, either verbally or in writing, by any representative of the Company. This offer is valid for five business days from the date of receipt.

Upon electronic acceptance of this offer, KCI will prepare a New Hire e-mail with a link to KCI's Onboarding New Hire Portal that will allow you to complete many of your New Hire tasks including your Benefits Enrollment paperwork, Federal W-4 form, Direct Deposit Authorization and most of the KCI Agreements.

Should you have any questions or require clarification on any aspect of this offer, please do not hesitate to contact me at 210-255-6104.

I hope you are as excited at the prospect of joining KCI as we are at having you as part of the team!

Sincerely,

/s/ Greg Kayata

Gregory Kayata
Senior Vice President, Human Resources

Cc: Joe Woody